                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
      PURSUANT TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (AMENDMENT NO. ___)(1)


                        Weatherford International, Inc.
-----------------------------------------------------------------------------
                               (Name of Issuer)


                           Common Stock, no par value
-----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    97074100
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
-----------------------------------------------------------------------------
            (Date of event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-(c)
     [X]  Rule 13d-1(d)


-------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0001279141                      13G                 Page 2 of 13 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Corporation
      I.R.S. No.: 06-1210123
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   5,591,102*
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     5,591,102*

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      5,591,102*
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      5.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0001279141                      13G                 Page 3 of 13 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      American Gas & Oil Investors, Limited Partnership
      I.R.S. No.: 13-3077100
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   1,292,000
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     1,292,000

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,292,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [X]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      1.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0001279141                      13G                 Page 4 of 13 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AmGO II, Limited Partnership
      I.R.S. No.: 13-3149992
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   807,500
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     807,500

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      807,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0001279141                      13G                 Page 5 of 13 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Fund V, Limited Partnership
      I.R.S. No.: 06-1295657
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   2,185,000
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     2,185,000

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,185,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [X]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      2.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0001279141                      13G                 Page 6 of 13 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Fund V-2, Limited Partnership
      I.R.S. No.: 06-6351960
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   608,000
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     608,000

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      608,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [X]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0001279141                      13G                 Page 7 of 13 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Fund VI, Limited Partnership
      I.R.S. No.: 06-1334650
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   698,602
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     698,602

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      698,602
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [X]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

           (a)    Name of Issuer.

                  The issuer is Weatherford International, Inc., formerly called EVI Weatherford, Inc. and EVI, Inc. (the "Issuer").

           (b)    Address of Principal Executive Offices.

                  The Issuer's principal executive offices are located at 515 Post Oak Blvd., Suite 600, Houston, TX 77027-3415.

Item 2.

           (a)    Name of Person Filing.

                  This Schedule 13G is being filed by American Gas & Oil Investors, Limited Partnership ("AmGO"), AmGO II, Limited Partnership ("AmGO II"), First Reserve Fund V, Limited Partnership ("Fund V"), First Reserve Fund V-2, Limited Partnership ("Fund V-2"), and First Reserve Fund VI, Limited Partnership ("Fund VI" and together with AmGO, AmGO II, Fund V, and Fund V-2, the "Funds") and by First Reserve Corporation ("First Reserve") which is the managing general partner of each of the Funds.

           (b)    Address of Principal Business Office or, if none, Residence

                  The principal business office of the Funds and First Reserve (together, the "Reporting Persons") is:

                  First Reserve Corporation
                  475 Steamboat Road
                  Greenwich, CT  06830

           (c)    Citizenship

                  Each of the Funds is a Delaware limited partnership and First Reserve is a Delaware corporation.

           (d)    Title of Class of Securities

                  This statement relates to shares of Common Stock of the Issuer.

           (e)    CUSIP Number

                  The CUSIP Number for the Common Stock is 947074100.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

           Not applicable.

Item 4.    Ownership

           (a)    Amount beneficially owned.

                  As of December 31, 1998, the number of shares of Common Stock beneficially owned by each Reporting Person identified in Item 2 of this Schedule 13G are:



              Reporting Person                                                         Shares

              AmGO                                                                1,292,000
              AmGO II                                                               807,500
              Fund V                                                              2,185,000
              Fund V-2                                                              608,000
              Fund VI                                                               698,602
              First Reserve                                                        5,591,102*

           (b)    Percent of Class

                  As of December 31, 1998, the percentage of shares of Common Stock beneficially owned by each Reporting Person identified in Item 2 of this Schedule 13G, based on the 97,461,451 shares reported by the Issuer as outstanding on November 4, 1998, are:

              Reporting Person                                                      Percentages
              AmGO                                                                       1.3%
              AmGO II                                                                    0.8%
              Fund V                                                                     2.2%
              Fund V-2                                                                   0.6%
              Fund VI                                                                    0.7%
              First Reserve                                                              5.7%*

           (c) Number of Shares as to which such person has:

                  (i) sole power to vote or direct the vote:

                           As of December 31, 1998, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had the sole power to vote or direct the vote are:

                    Reporting Person                                                     Shares
                    AmGO                                                                     0
                    AmGO II                                                                  0
                    Fund V                                                                   0
                    Fund V-2                                                                 0
                    Fund VI                                                                  0
                    First Reserve                                                            0

                  (ii) shared power to vote or direct the vote:

                           As of December 31, 1998, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had shared power to vote or direct the vote are:

                    Reporting Person                                                  Shares
                    AmGO                                                            1,292,000
                    AmGO II                                                           807,500
                    Fund V                                                          2,185,000
                    Fund V-2                                                          608,000
                    Fund VI                                                           698,602
                    First Reserve                                                   5,591,102*



                  (iii) sole power to dispose or direct the disposition of:

                           As of December 31, 1998, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had the sole power to dispose or direct the disposition are:

                    Reporting Person                                                     Shares
                    AmGO                                                                     0
                    AmGO II                                                                  0
                    Fund V                                                                   0
                    Fund V-2                                                                 0
                    Fund VI                                                                  0
                    First Reserve                                                            0

                  (iv) shared power to dispose or direct the disposition of:

                           As of December 31, 1998, the number of shares of
                  Common Stock as to which each Reporting Person identified in
                  Item 2 of this Schedule 13G had shared power to dispose or direct the disposition are:

                    Reporting Person                                                 Shares
                    AmGO                                                            1,292,000
                    AmGO II                                                           807,500
                    Fund V                                                          2,185,000
                    Fund V-2                                                          608,000
                    Fund VI                                                           698,602
                    First Reserve                                                   5,591,102*

* First Reserve does not directly own any shares of the Issuer. As the general partner of each of the Funds, First Reserve reports indirect beneficial ownership of the aggregate shares held directly by the Funds.

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable.


Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           Not applicable.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 26, 1999

                                   American Gas & Oil Investors,
                                   Limited Partnership

                                   By:      First Reserve Corporation,
                                            as Managing General Partner


                                            /s/ Thomas R. Denison
                                            ------------------------------------
                                            Name:    Thomas R. Denison
                                            Title:   Managing Director



                                   AmGO II, Limited Partnership

                                   By:      First Reserve Corporation,
                                            as Managing General Partner


                                            /s/ Thomas R. Denison
                                            ------------------------------------
                                            Name:    Thomas R. Denison
                                            Title:   Managing Director



                                   First Reserve Fund V, Limited Partnership

                                   By:      First Reserve Corporation,
                                            as Managing General Partner


                                            /s/ Thomas R. Denison
                                            ------------------------------------
                                            Name:    Thomas R. Denison
                                            Title:   Managing Director

                                   First Reserve Fund V-2, Limited Partnership

                                   By:      First Reserve Corporation,
                                            as Managing General Partner


                                            /s/ Thomas R. Denison
                                            ------------------------------------
                                            Name:    Thomas R. Denison
                                            Title:   Managing Director



                                   First Reserve Fund VI, Limited Partnership

                                   By:      First Reserve Corporation,
                                            as Managing General Partner


                                            /s/ Thomas R. Denison
                                            ------------------------------------
                                            Name:    Thomas R. Denison
                                            Title:   Managing Director



                                   First Reserve Corporation


                                            /s/ Thomas R. Denison
                                            ------------------------------------
                                            Name:    Thomas R. Denison
                                            Title:   Managing Director